EXHIBIT 99.1

FOR IMMEDIATE RELEASE

AGS Files Confidential Draft Registration Statement for Proposed Initial Public Offering

LAS VEGAS, April 17, 2017 – AGS announced today that it confidentially submitted a draft registration statement on Form S-1 to the United States Securities and Exchange Commission (“SEC”) relating to a potential initial public offering of its common stock. The number of shares to be offered and the price range for the offering have not been determined. The initial public offering is expected to commence sometime after the SEC completes its review process, subject to market and other conditions.  AGS intends to list its common stock under the ticker symbol “AGS.”

A registration statement on Form S-1 relating to the proposed offering has been filed with the Securities and Exchange Commission but has not yet become effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

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About AGS
AGS LLC is a full-service designer and manufacturer of gaming products for the casino floor. The Company’s roots are in the Class II, Native American market, and it has expanded its offerings to include top-performing slot games for the Class III commercial marketplace as well as specialty table game products, B2B social casino products, and B2C social casino games.  As of year-end 2016, AGS had nearly 21,000 slot machines installed in North America and Mexico.  For more information, please refer to AGS’ latest Form 10-K, available here.

Contact
Julia Boguslawski, Chief Marketing Officer, AGS
702-724-1125
jboguslawski@PlayAGS.com